Exhibit 3.1

FIRST CERTIFICATE OF AMENDMENT OF

ELEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SYNCARDIA SYSTEMS, INC.

SYNCARDIA SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

FIRST: The name of the Company is SynCardia Systems, Inc. and the name under which the Company was originally incorporated is Syn-Cor Systems, Inc.

SECOND: The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on August 3, 2001.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Eleventh Amended and Restated Certificate of Incorporation (the “Restated Charter”) as follows:

1.	The second paragraph of Article FOURTH of the Restated Charter is amended and restated in its entirety to read as follows:

“Authorized Shares. The total number of shares of all classes of stock which the Company shall have authority to issue is Ninety-One Million Five Hundred Ten Thousand Seventy-Two (91,510,072), consisting of Sixty Million Three Hundred Fifty-Nine Thousand Three Hundred Fifty-Three (60,359,353) authorized shares of Common Stock, par value $.01 per share (the “Common Shares”) and Thirty-One Million One Hundred Fifty Thousand Seven Hundred Nineteen (31,150,719) authorized shares of Preferred Stock, par value $.01 per share. All of the authorized shares of Preferred Stock shall be designated as “Series F Convertible Preferred Stock” (the “Series Preferred Shares”).”

FOURTH: The foregoing amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SynCardia Systems, Inc. has caused this First Certificate of Amendment to be signed by its President and Chief Executive Officer this 13th day of February, 2015.

SYNCARDIA SYSTEMS, INC.

By:	/s/ Michael Garippa
Name:	Michael Garippa
Title:	President and Chief Executive Officer

ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SYNCARDIA SYSTEMS, INC.

(Delaware)

The name of the Company is SynCardia Systems, Inc. and the name under which the Company was originally incorporated is Syn-Cor Systems, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was August 3, 2001. The Tenth Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

FIRST: The name of the Company is SynCardia Systems, Inc.

SECOND: The address of its registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

Preferred Stock Conversion and Payment of Accrued Dividends. Effective upon the filing of this Eleventh Amended and Restated Certificate of Incorporation (the “Restated Charter”) with the Secretary of State of the State of Delaware (the “Effective Time”), (i) each one share of the Company’s Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Prior Series A”) shall, automatically and without any action on the part of the respective holders thereof, be converted into one Common Share (as defined below), (ii) each one share of the Company’s Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Prior Series B”) shall, automatically and without any action on the part of the respective holders thereof, be converted into one Common Share, (iii) each one share of the Company’s Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Prior Series C”) shall, automatically and without any action on the part of the respective holders thereof, be converted into one Common Share, (iv) each one share of the Company’s Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Prior Series D”) shall, automatically and without any action on the part of the respective holders thereof, be converted into 1.2757 Common Shares and (v) each one share of the Company’s Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Prior Series E,” and together with the Prior Series A, the Prior Series B, the Prior Series C and the Prior Series D, the “Prior Preferred”) shall, automatically and without any action on the part of the respective holders thereof, be converted into 1.2757 Common Shares (collectively, the “Preferred Conversion”). The Preferred Conversion shall occur automatically without any further action by the holders of shares of Prior Preferred affected thereby and whether or not the certificates representing such shares of Prior Preferred are surrendered to the Company or its transfer agent. In connection with the Preferred

Conversion, all accrued and unpaid dividends on the Prior Preferred shall be paid in Common Shares (the “Dividend Payment”), with the number of Common Shares to be paid in respect of such accrued dividends determined pursuant to the following formula: (i) aggregate accrued but unpaid dividend owed with respect to a share of Prior Preferred as of the date immediately prior to the date on which the Effective Time occurs, divided by (ii) with respect to shares of Prior Series A, $5.60, with respect to shares of Prior Series B and Prior Series C, $6.15, with respect to shares of Prior Series D, $4.82, and with respect to shares of Prior Series E, $4.82. No fractional Common Shares shall be issued in connection with the Preferred Conversion or the Dividend Payment. All Common Shares (including fractions thereof) issuable to a stockholder of the Company in connection with the Preferred Conversion and the Dividend Payment shall be aggregated for purposes of determining whether the Preferred Conversion and the Dividend Payment would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Preferred Conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share and upon the written request of the applicable holder, pay cash equal to the product of such fraction multiplied by the fair market value of one Common Share on the date on which the Effective Time occurs, as reasonably determined in good faith by the Board. All share and dollar amounts in this Restated Charter have been adjusted to reflect the Preferred Conversion and the Dividend Payment.

Authorized Shares. The total number of shares of all classes of stock which the Company shall have authority to issue is Fifty Million Seven Hundred Ninety-One Thousand Three Hundred Sixty-Six (50,791,366) consisting of Forty Million (40,000,000) authorized shares of Common Stock, par value $.01 per share (the “Common Shares”) and Ten Million Seven Hundred Ninety-One Thousand Three Hundred Sixty-Six (10,791,366) authorized shares of Preferred Stock, par value $.01 per share. All of the authorized shares of Preferred Stock shall be designated as “Series F Convertible Preferred Stock” (the “Series Preferred Shares”).

The following is a statement of the powers, preferences, rights and the qualifications, limitations or restrictions of the Series Preferred Shares and the Common Shares.

SECTION I

Definitions

For purposes of this Article FOURTH, the following definitions apply:

(a) “Board” means the Board of Directors of the Company.

(b) “Company” means SynCardia Systems, Inc.

(c) “Deemed Liquidation Event” means any of the following events unless the holders of more than 50% of the outstanding Series Preferred Shares elect otherwise by written notice sent to the Company at least fifteen (15) days prior to the effective date of any such event:

i.	a merger or consolidation in which (A) the Company is a constituent party or a subsidiary of the Company is a constituent party, and (B) the

Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

ii.	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or

iii.	a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company, provided that a Deemed Liquidation Event shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(d) “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

(e) “Original Issue Date” means the date on which the first of the Series Preferred Shares is issued.

(f) “Original Issue Price” means $1.39 per Series Preferred Share.

(g) “Person” means any individual, corporation, partnership, association, trust or other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

(h) “Preferred Conversion Price” means $1.39 per Series Preferred Share, as adjusted pursuant to paragraph 4 of Section II from time to time.

(i) “Public Offering” means any firm commitment underwritten public offering of Common Shares in which the aggregate proceeds to the Company (prior to underwriting commissions and expenses) are not less than $15,000,000.

(j) “Public Merger” means a merger or consolidation with a company whose stock at the time of the event is registered under the Securities Exchange Act of 1934, as amended, and is traded on the New York Stock Exchange, American Stock Exchange or the NASDAQ Stock Market at the time of the event and only where the merger or consolidation with such company has been pre-approved by the holders of a majority of the Series Preferred Shares which pre-approval will be deemed obtained if the Board members elected by the holders of Series Preferred Shares so concur.

(k) “Redemption Maturity Date” means the date that is ten (10) years from the closing of the last sale of Series Preferred Shares.

(l) “Stockholders’ Agreement” means the Ninth Amended and Restated Stockholders’ Agreement among the Company and certain of its stockholders, as the same may be amended and/or restated from time to time.

(m) “Subsidiary” means any company at least 50% of whose outstanding voting shares are at the time owned directly or indirectly by the Company or by one or more Subsidiaries.

SECTION II

Preferred Shares

1. Dividends.

(a) Each Series Preferred Share will entitle the holder thereof to receive a dividend thereon at the rate per annum of ten percent (10%) of the Original Issue Price on each Series Preferred Share held by such holder. Dividends on the Series Preferred Shares accrue from the six month anniversary of the date each such Series Preferred Share becomes outstanding. Dividends on the Series Preferred Shares will accrue whether or not declared by the Board and whether or not actually paid. Dividends will be payable as set forth in subparagraphs 1(b) and 1(c) below.

(b) Subject to the provisions of subparagraph 1(c) below, no dividend will be declared or paid, nor any provision made therefor, on any Common Shares unless simultaneously therewith there also is declared, paid or distributed, or provision therefor made, as the case may be, a dividend or distribution to the holders of Series Preferred Shares equal to the sum of (I) all accrued but unpaid dividends on such Series Preferred Shares, and (II) an amount per Common Share into which such Series Preferred Shares could have been converted on the date of the declaration of the dividend equal to the amount of the dividend sought to be declared per Common Share.

(c) Notwithstanding the provisions of subparagraph 1(b) above, dividends accrued on the Series Preferred Shares shall be payable (in cash or stock as determined pursuant to subparagraph 1(d) below), (i) upon the voluntary or involuntary conversion of such Preferred Shares, (ii) upon the redemption thereof, or (iii) upon the occurrence of the liquidation, dissolution or winding up of the affairs of the Company; provided, however, that in the event there are insufficient funds available to pay all dividends payable at such time, dividends shall be paid on a pro rata basis to holders of the Series Preferred Shares until all available funds are exhausted.

(d) Dividends will be paid in cash or Common Shares, as determined in the sole discretion of the Board; provided, however, that upon the conversion of any Series Preferred Shares as a result of a Public Offering, all dividends accrued on such Series Preferred Shares shall, automatically and without any further action by the Board or any other party, be paid in Common Shares. When paid in Common Shares, the number of Common Shares to be paid will be determined pursuant to the following formula: (i) aggregate accrued but unpaid dividend owed to a particular stockholder upon conversion or redemption of the Series Preferred Shares (provided, however, that in the event the dividend is paid in connection with a Public Offering, for purposes of calculating the number of Common Shares payable in respect of such dividend, the aggregate accrued but unpaid dividend owed to a particular stockholder shall be determined as of the last day of the last calendar quarter immediately preceding the closing of such Public Offering), (ii) divided by the Preferred Conversion Price. Any fractional share resulting from the preceding calculation shall be paid in cash.

2. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Company, each holder of Series Preferred Shares then outstanding will be entitled to be paid out of the net assets of the Company available for distribution to its stockholders, if any, prior and in preference to any payment or declaration and setting apart for payment of any amount in respect of the Common Shares, an amount per Series Preferred Share (as appropriately adjusted for any stock dividends, combinations, subdivisions, splits and the like with respect to the Series Preferred Shares) held by such holder equal to two (2) times the Original Issue Price, plus all accrued and unpaid dividends thereon (the “Series Preferred Liquidation Preference”). If, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series Preferred Shares are insufficient to permit the payment to such holders of the full Series Preferred Liquidation Preference to which such holders are entitled, then all of the net assets of the Company available for distribution to its stockholders will be distributed ratably among the holders of the Series Preferred Shares in proportion to the then applicable Series Preferred Liquidation Preference with respect to each such Series Preferred Share.

(b) Upon completion and payment in full of the Series Preferred Liquidation Preference, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of the Common Shares.

(c) A Deemed Liquidation Event will be treated as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 2.

(d) Written notice of any such liquidation, dissolution or winding up, stating a payment date, the place where such payment will be made, a good faith estimate of the net value that would be received by each such holder if all such holders converted all of their Series Preferred Shares immediately prior to such liquidation, dissolution or winding up of the Company, and containing a statement of or reference to applicable conversion rights, will be given by first class mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to each holder of record of the Preferred Shares at such holder’s address as shown in the records of the Company.

(e) Whenever the distribution provided for in this Section 2 becomes payable in property other than cash, the value of such distribution will be the fair market value of such property as determined in good faith by the Board.

3. Voting Rights; Directors.

(a) Except as otherwise expressly provided herein or as required by law, the holders of Series Preferred Shares will be entitled to vote on all matters upon which holders of Common Shares have the right to vote and, with respect to such vote, will be entitled to notice of any stockholders meeting in accordance with the bylaws of the Company, and will be entitled to a number of votes equal to the number of Common Shares into which such Series Preferred Shares could then be converted, upon conversion pursuant to the Conversion Rights described in paragraph 4 of this Section II, at the record date for the determination of stockholders entitled to vote on such matters; provided, that no action by the stockholders may be taken in a manner inconsistent with the Stockholders’ Agreement. Except as otherwise expressly provided elsewhere in this Restated Charter or to the extent class or series voting is otherwise required by law or agreement, the holders of Series Preferred Shares and Common Shares will vote together as a single class and not as separate classes.

(b) The Board shall consist of not less than seven (7) nor more than eleven (11) members. The specific number of members on the Board, and the election of members to serve on the Board, shall be determined as set forth in the Stockholders’ Agreement. Upon termination of the Stockholders’ Agreement, all members of the Board shall be elected by the holders of the Common Shares and Series Preferred Shares, voting together as a single class.

(c) The number of authorized Common Shares may be increased or decreased (but not below the number of Common Shares then outstanding) by an affirmative vote of the holders of a majority of the outstanding Common Shares and Series Preferred Shares, voting together as a single class on an as-converted basis.

4. Conversion. The holders of the Series Preferred Shares shall have the following rights with respect to the conversion of the Series Preferred Shares into shares of Common Stock (the “Conversion Rights”):

(a) Right to Convert. Each Series Preferred Share will be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Company or any transfer agent for the Common Shares, into fully paid and nonassessable Common Shares, at the applicable conversion ratio (as provided in subparagraph 4(b)) therefor in effect at the time of conversion determined as provided herein.

(b) Conversion Ratio. Each Series Preferred Share will be convertible into the number of Common Shares that results from dividing the Original Issue Price by the Preferred Conversion Price then in effect with respect to such Series Preferred Share. The Preferred Conversion Price for the Series Preferred Shares will be subject to adjustment from time to time as provided herein.

(c) Automatic Conversion. Each Series Preferred Share that remains outstanding on the closing date of a Public Offering or the closing date of an Approved Sale (as defined in the Stockholders’ Agreement) will automatically and without any action or payment of any consideration on the part of the holder thereof or the Company, except as provided in clause (A) below, be converted on the same basis and at the same Preferred Conversion Price as if each holder thereof had properly exercised his right to convert on the day before the closing of such Public Offering or Approved Sale; provided, that (A) the Company shall provide written notice to each holder of Series Preferred Shares of the proposed Public Offering or Approved Sale at least fifteen (15) days prior to the date the registration statement relating to that Public Offering becomes effective or the Approved Sale closes, as the case may be, (B) such conversion will be effective simultaneously with the closing of the Public Offering or Approved Sale and (C) the Company will have no obligation to issue and deliver to any such holder of Series Preferred Shares on such date a certificate for the number of Common Shares to which such holder will be entitled until such time as such holder has surrendered his certificate or certificates for his, her or its Series Preferred Shares, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred Shares or Common Shares, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. In addition to such conversion, each holder of Series Preferred Shares will be entitled to payment in the amount of the accrued but unpaid dividends as described in subparagraphs 1(c) and 1(d) of this Section II. All rights with respect to Series Preferred Shares outstanding on the closing of such Public Offering or Approved Sale will forthwith terminate, except only the right of the holders of such Series Preferred Shares to receive Common Shares upon surrender of their certificates for the Series Preferred Shares and their rights with respect to unpaid dividends described in subparagraphs 1(c) and 1(d) of this Section II. In addition to the foregoing, the Series Preferred Shares shall automatically be converted into fully-paid, non-assessable Common Shares at the applicable Preferred Conversion Price upon receipt by the Company of a written request for such conversion from the holders of at least 50% of the Series Preferred Shares then outstanding, or, if later, the effective date for conversion specified in such requests.

(d) Mechanics of Conversion. At such time as any holder of Series Preferred Shares is entitled or compelled (as a result of automatic conversion pursuant to subparagraph 4(c) of this Section II) to convert the same into Common Shares, such holder must either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series Preferred Shares or Common Shares, or (ii) deliver an affidavit in favor of the Company stating that such certificates have been lost, stolen or destroyed and containing an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, and will give written notice by mail, postage prepaid, to the Company at such office that such holder elects to convert the same and will state therein the number of Preferred Shares being converted and the name or names in which the certificate or certificates for Common Shares are to be issued; provided, however, that, if the holder of the Series Preferred Shares surrendered for conversion requests the Company to issue a certificate for Common Shares to or for the benefit of any person, other than such holder, the Company will only be required to issue a certificate to or for the benefit of such other person if the holder of the Series Preferred Shares provides the Company with a written legal opinion satisfactory in form and substance to the Company to the effect that any sale or transfer of securities thereby may be effected without registration under the Securities Act, or any applicable state securities or Blue Sky laws. Thereupon the Company will promptly issue and deliver at such office to such holder of Series Preferred Shares or to the nominee or nominees of such holder a certificate or certificates for the number of Common Shares to which such holder is entitled. Such conversion will be deemed to have been made immediately prior to the close of business on the earlier of the date (x) of such surrender of the Series Preferred Shares to be converted or (y) of automatic conversion pursuant to subparagraph 4(c) of this Section II and the person or persons entitled to receive the Common Shares issuable upon such conversion will be treated for all purposes as the record holder or holders of such Common Shares on such date.

(e) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time after the date hereof effects a subdivision or combination of any outstanding Common Shares (without a corresponding subdivision or combination of the Series Preferred Shares), the Preferred Conversion Price then in effect with respect to Series Preferred Shares immediately before that subdivision or combination will be proportionately adjusted by multiplying the then effective Preferred Conversion Price by a fraction, (i) the numerator of which will be the number of Common Shares issued and outstanding immediately prior to such subdivision or combination, and (ii) the denominator of which will be the number of Common Shares issued and outstanding immediately after such subdivision or combination. The number of Common Shares outstanding at any time will, for purposes of this subparagraph 4(e), include the number of Common Shares into which any convertible securities of the Company may be converted, or for which any warrant, option or rights of the Company may be exchanged or exercised. Any adjustment under this subparagraph 4(e) will become effective upon the effectiveness of the subdivision or combination.

(f) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the date hereof makes or issues, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in (i) evidences of indebtedness of the Company, (ii) assets of the Company (other than cash), or (iii) securities of the Company other than Common Shares, then, and in each such event, provision will be made so that the holders of Series Preferred Shares will receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of such evidences, assets or securities that they would have received had they held, on such record date, the maximum number of Common Shares into which their Series Preferred Shares could then have been converted.

(g) Adjustment for Reclassification, Exchange or Substitution. If the Common Shares issuable upon the conversion of the Series Preferred Shares are changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph 4), then, and in each such event, the holder of each Series Preferred Share will have the right thereafter to convert each such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the maximum number of Common Shares into which such Series Preferred Shares could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(h) Reorganizations, Mergers, Consolidations or Sales of Assets or Capital Stock. If at any time or from time to time there is (i) a capital reorganization of the Common Shares (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph 4), or (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the survivor, or the sale of all or substantially all of the Company’s properties and assets or capital stock to any other person (other than a Deemed Liquidation Event), then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Series Preferred Shares will thereafter be entitled to receive, upon conversion of the Series Preferred Shares, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such reorganization, merger or consolidation or sale that would have been receivable upon such reorganization, merger, consolidation or sale by holders of the number of Common Shares into which the Series Preferred Shares could have been converted immediately prior to such reorganization, merger, consolidation or sale. In any such case, appropriate adjustment will be made in the application of the provisions of this paragraph 4 with respect to the rights of the holders of the Series Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph 4 (including adjustment of the Preferred Conversion Price then in effect and the number of shares purchasable upon conversion of the Series Preferred Shares) will accomplish substantially the same purpose after that event as before.

(i) Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any reorganization, reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all the assets or capital stock of the Company to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company will mail to each holder of Series Preferred Shares at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of other securities of the Company will be entitled to exchange such other securities for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up.

(j) Adjustments to Preferred Conversion Price for Diluting Issues.

(i)	Special Definitions. For purposes of this paragraph 4, the following definitions shall apply:

a.	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options.

b.	“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities.

c.	“Additional Shares of Common Stock” shall mean all Common Shares issued (or, pursuant to subparagraph 4(j)(iii) below, deemed to be issued) by the Company after the Effective Time, other than the following Common Shares, and Common Shares deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

i.	Common Shares, Options or Convertible Securities issued as a dividend or distribution on Series Preferred Shares;

ii.	Common Shares, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on Common Shares that is covered by subparagraph 4(e), 4(f) or 4(g);

iii.	Up to 3,000,000 shares of Common Stock or Convertible Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time) to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, whether issued before or after the date hereof; provided, however, that any shares of Common Stock (i) not issued pursuant to rights, agreements, option or warrants (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Company from employees, directors or consultants at no more than cost pursuant to agreements that permit the Company to repurchase such shares upon termination of services to the Company shall not be counted toward such maximum number unless and until such shares are regranted as shares of Common Stock and/or options, warrants or other Common Stock purchase rights;

iv.	Common Shares or Convertible Securities actually issued upon the exercise of Options or Common Shares actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

v.	Common Shares, Options or Convertible Securities issued to banks, equipment lessors, other financial institutions or entities in the business of making loans, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

vi.	Any stock issued or issuable pursuant to any rights or agreements, Options, warrants or Convertible Securities outstanding as of the date hereof;

vii.	Any equity securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;

viii.	Any Series Preferred Shares issued in connection with the offering of Series Preferred Shares; and

ix.	Common Shares issued in connection with the Dividend Payment.

(ii)	No Adjustment of Preferred Conversion Price. No adjustment in the Preferred Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least a majority of the then outstanding Series Preferred Shares agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)	Deemed Issue of Additional Shares of Common Stock.

a.	If the Company at any time or from time to time after the date hereof shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

b.

If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Preferred Conversion Price pursuant to the terms of subparagraph 4(j)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Preferred Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Preferred Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Preferred Conversion Price to an amount which exceeds the lower of (i) the Preferred Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Preferred Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

c.	If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Preferred Conversion Price pursuant to the terms of subparagraph 4(j)(iv) (either because the consideration per share (determined pursuant to subparagraph 4(k)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Preferred Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in subparagraph 4(j)(iii)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

d.	Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Senior Preferred Conversion Price pursuant to the terms of subparagraph 4(j)(iv), the Preferred Conversion Price shall be readjusted to such Preferred Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

e.	If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Preferred Conversion Price provided for in this subparagraph 4(j)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses b. and c. of this subparagraph 4(j)(iii)). If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Preferred Conversion Price that would result under the terms of this subparagraph 4(j)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Preferred Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv)	Adjustment of Preferred Conversion Price Upon Issuance of Additional Shares of Common Stock.

a.

In the event the Company shall, at any time after the date hereof, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subparagraph 4(j)(iii), without consideration or for a consideration per share less than the Preferred Conversion Price in effect immediately prior to such issue, then the Preferred Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)	“CP2” shall mean the Preferred Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(ii)	“CP1” shall mean the Preferred Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(iii)	“A” shall mean the number of Common Shares outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all Common Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(iv)	“B” shall mean the number of Common Shares that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(v)	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(k) Determination of Consideration. For purposes of this paragraph 4, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i)	Cash and Property: Such consideration shall:

a.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

b.	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

c.	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses a. and b. above, as determined in good faith by the Board.

(l) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to subparagraph 4(j)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

a.	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b.	the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(m) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Preferred Conversion Price pursuant to the terms of subparagraph 4(j), and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Preferred Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

5. Negative Covenants of the Company: Special Stockholder Approval.

(a) The Company covenants to and agrees with the holders of the Series Preferred Shares that, so long as any Series Preferred Shares remain outstanding, the Company will not do any of the following, except as expressly set forth elsewhere in this Restated Charter, without prior approval of the holders of more than 50% of the outstanding Series Preferred Shares, voting as a separate class (“Special Stockholder Approval”):

(i) Amend, alter or repeal any provision of this Restated Charter or the bylaws of the Company in a manner that adversely affects the powers, preferences, rights or restrictions provided for the benefit of the Series Preferred Shares, including without limitation any amendment, alteration or repeal effectuated by merger, consolidation or other reorganization;

(ii) Create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series Preferred Shares with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company (or any subsidiary thereof), the payment of dividends, redemption rights, voting rights to elect directors, and restrictive covenants;

(iii) Establish any Subsidiary of the Company other than a wholly-owned Subsidiary or sell any equity securities of any Subsidiary of the Company to any person other than the Company or a wholly-owned Subsidiary of the Company;

(iv) Increase the size of the Company’s Board to more than nine (9) members;

(v) Increase or decrease (other than for decreases resulting from conversion of the Series Preferred Shares) the authorized number of the Series Preferred Shares;

(vi) Create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(vii) Except as approved by the Board or required in connection with the redemption provisions set forth in this Restated Charter, make, or permit any subsidiary to make, any loan or advance to any Person, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(viii) Guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness, except for trade accounts of the Company or any subsidiary arising in the ordinary course of business, or as otherwise approved by the Board;

(ix) Without the prior approval of the Board (which approval includes the approval of the members, if any, of the Board elected by the holders of Series Preferred Shares pursuant to the Stockholders’ Agreement), effectuate or take any action to effectuate any merger, consolidation, or other reorganization of the Company (or any subsidiary thereof) with or into one or more other corporations or entities, in which (a) the stockholders of the Company immediately prior to such merger, consolidation, or other reorganization hold, immediately after such merger, consolidation, or other reorganization, capital stock representing less than a majority of the voting power of the outstanding capital stock of the surviving corporation or entity, and (b) the holders of Series Preferred Shares would receive less than the full Series Preferred Liquidation Preference to which such holders are entitled;

(x) Effectuate or take any action to effectuate any public offering that is not a Public Offering (as defined herein);

(xi) Effectuate or take any action to effectuate the transfer, sale or exclusive license of any material assets of the Company (or any subsidiary thereof), including, without limitation, the sale or exclusive licensing of the Company’s (or of any subsidiary thereof’s) intellectual property, except upon prior approval of the Board;

(xii) Take any action that reclassifies any outstanding shares of capital stock of the Company (or any subsidiary thereof) into shares that have preferences or priority senior to or on parity with the powers, preferences, rights or restrictions provided for the benefit of the Series Preferred Shares;

(xiii) Redeem, repurchase, pay or declare any dividends or other distributions with respect to Common Shares or Series Preferred Shares except for (A) repurchases of capital stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price of such capital stock or the then-current fair market value thereof, (B) dividends or distributions payable solely in Common Shares for which an adjustment of the Series Preferred Conversion Price pursuant to Section 4(j) of Section II of this Article FOURTH is made, or (C) redemptions of or dividends or distributions on the Preferred Shares as expressly authorized herein; or

(xiv) Any creation, amendment, increase in the number of shares of any type of capital stock reserved for issuance under, or other modification of, any plan adopted or to be adopted by the Company for the issuance of equity as an incentive to employees, non-employee directors and service providers.

6. Restrictions and Limitations. So long as any Series Preferred Shares remain outstanding, the Company will not, and will not permit any Subsidiary to, without approval of the Board, redeem, purchase or otherwise acquire for value, any Series Preferred Shares otherwise than by conversion in accordance with paragraph 4 of this Section II or by redemption pursuant to paragraph 8 of this Section II.

7. Status of Series Preferred Shares. No Series Preferred Shares acquired by the Company by reason of redemption, purchase, conversion or otherwise may be reissued, and all such shares will be canceled, retired and eliminated from the shares that the Company will be authorized to issue, except for the pledge of such shares upon redemption thereof pursuant to an agreement to which the Company is a party for the purpose of securing repayment of amounts owing with respect to such redemption.

8. Mandatory Redemption of Series Preferred Shares. If, by the Redemption Maturity Date, there has not occurred either (i) a Public Offering, (ii) a Public Merger (other than a merger with a subsidiary of the Company or in which the Company is the surviving Company), or (iii) any liquidation, dissolution or winding up of the affairs of the Company, then each holder of Series Preferred Shares will have the right as of the Redemption Maturity Date, and on each successive anniversary thereafter, to require the Company to redeem all of the Series Preferred Shares then owned by him, her or it (the “Redemption Shares”). Such right will be exercised by the holder’s delivery of notice to the Company. The Company will redeem the Redemption Shares on a date (the “Redemption Date”) acceptable to the holders of the Redemption Shares, but not less than ninety (90) days following the date of notice. If the Company and the holders of Redemption Shares cannot agree on a Redemption Date, the Redemption Date shall be the first (1st) business day following the date six (6) months after the Redemption Maturity Date or anniversary thereof on which such redemption right was exercised. The Company will only be required to redeem one-third (1/3) of the Redemption Shares on the Redemption Date, one-third (1/3) of the Redemption Shares on the first anniversary of the Redemption Date, and the remaining one-third (1/3) on the second anniversary of the Redemption Date (each anniversary of the first Redemption Date also being a “Redemption Date”). The Redemption Shares will be redeemed at a price equal to the greater of (y) the fair market value per Redemption Share, or (z) the Original Issue Price, as equitably adjusted for any stock splits, combinations, stock dividends or other recapitalizations, plus all accrued and unpaid dividends (the “Redemption Price”). Dividends will continue to accrue on the unredeemed Series Preferred Shares until redemption. The fair market value of the Redemption Shares will be determined by an independent appraiser appointed as set forth below.

At least sixty (60) days prior to the Redemption Date, an independent appraiser appointed by the Company and the holders of a majority of the Redemption Shares will determine the Redemption Price. The decision of any mutually agreed upon appraiser will be final. Fair market value for the Series Preferred Shares will be determined by viewing the Company as a going concern, without giving regard to restrictions on transfer under the Stockholders’ Agreement, the holder of Series Preferred Shares’ position as a majority stockholder, if applicable, the lack of voting rights of the Preferred Shares, if applicable, the absence of a public market for sales or other illiquidity of the Series Preferred Shares, and as if all securities of the Company convertible into, or exercisable or exchangeable for, equity securities of the Company had been so converted, exercised or exchanged with no discounts being considered for minority stock ownership, if applicable. If the Company and the holders of a majority of the Redemption Shares cannot agree on an appraiser within thirty (30) days of such Redemption Date, then the Company and the holders of a majority of the Redemption Shares will each appoint an independent appraiser within fourteen (14) days thereof, and the appraisers so appointed will determine the Redemption Price. If such appraisers agree on the Redemption Price, their decision will be final. If such appraisers cannot agree within twenty-eight (28) days of the last of them to be appointed, then such appraisers will appoint another independent appraiser within the subsequent seven (7) days, and the decision of that appraiser will be made within twenty-eight (28) days of such appointment and will be final. The Company will bear all of the reasonable costs and expenses incurred in appointing and compensating all of the aforementioned appraisers, and the Redemption Date shall be delayed if necessary to a date not sooner than seven (7) days following the date the fair market value of the Redemption Shares is finally determined.

Upon surrender of the certificates representing the Redemption Shares to be redeemed, each holder of Redemption Shares will be entitled to receive the aggregate Redemption Price payable in respect thereof in cash, by bank or cashier’s check, or by wire transfer of immediately available funds to an account designated by the holder of the Redemption Shares.

If the funds legally available at any time for the redemption of all Redemption Shares are insufficient to redeem all Redemption Shares then required to be redeemed, the total available funds shall be used to redeem Redemption Shares from all holders of Series Preferred Shares ratably in proportion to the full number of Series Preferred Shares they would otherwise be entitled to have redeemed. In the event fewer than the full number of Redemption Shares are redeemed in accordance with the preceding sentence, the Company shall continue to redeem the Redemption Shares from time to time as soon as practicable after funds become legally available therefor (ratably as aforesaid if the funds becoming legally available remain insufficient to redeem all shares required to be redeemed) until all Redemption Shares required to be redeemed have been redeemed. Until actually redeemed, each Series Preferred Share eligible for redemption shall continue to enjoy all rights and benefits hereof, including, without limitation, the right to receive dividends and to be converted into shares of Common Shares. Upon redemption of only a portion of the number of shares covered by a certificate representing such Series Preferred Shares, the Company shall issue and deliver to the holder of the certificate, at the expense of the Company, a new certificate covering the unredeemed Series Preferred Shares. Anything to the contrary contained in this paragraph notwithstanding, in the event the funds legally available for any such redemption are insufficient, any holder, by notice to the Company, may elect not to participate in such pro rata redemption or to elect to have a lesser number of shares redeemed than his, her or its ratable portion.

The shares of those holders choosing not to exercise the redemption rights provided under this paragraph 8 will be, and will be deemed to be, outstanding for all purposes. Until Redemption Shares have actually been surrendered for redemption to the Company and the holder of such Redemption Shares has actually received payment in full of the Redemption Price for the Redemption Shares, such Redemption Shares will be, and will be deemed to be, outstanding for all purposes and the holder of such Redemption Shares will be entitled to exercise all rights and benefits to which a holder of the Redemption Shares is entitled hereunder.

9. Fractional Shares. No fractional Common Shares will be issued upon conversion of Series Preferred Shares. Whether fractional shares would be issuable upon such conversion will be determined on the basis of the total number of Series Preferred Shares the holder is at the time converting into Common Shares and the number of Common Shares issuable upon such aggregate conversion. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company will pay cash equal to the product of such fraction multiplied by the fair market value of one Common Share on the date of conversion, as reasonably determined in good faith by the Board.

10. Reservation of Stock Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the following purposes, (a) such number of Common Shares required to pay all dividends payable in Common Shares which the Company by agreement is obligated, or may choose, to pay, (b) such number of Common Shares as may from time to time be required, at such time, to be issued by the Company upon exercise of all then-exercisable warrants and options to purchase Common Shares or the right to convert other convertible securities into Common Shares, and (c) such number of its Common Shares as will from time to time be sufficient to effect the conversion of all outstanding Series Preferred Shares. As a condition precedent to the taking of any action which would cause an adjustment to the Preferred Conversion Price, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as will be sufficient in order that it may validly and legally issue the Common Shares issuable based upon such adjusted Preferred Conversion Price.

11. Notices. Any notice required by the provisions of this Restated Charter shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the Delaware General Corporation Law (the “DGCL”) if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

12. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred Shares so converted were registered.

13. No Impairment. The Company will not amend this Restated Charter or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of intentionally avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, provided that any amendment approved by the Board and the stockholders of the Company in accordance with applicable law, this Restated Charter, and any applicable agreement, including, without limitation, the Stockholders’ Agreement, will not, under any circumstances, be deemed to violate this paragraph 13.

14. Waiver. Any holder of Series Preferred Shares may waive any or all of its rights, including, without limitation, voting rights attributable to any or all of such Series Preferred Shares with respect to any particular matter or matters, by executing and delivering a written notice containing the particulars of such waiver to the Company.

SECTION III

Common Shares

Each Common Share will have one vote upon all matters to be voted on by the holders of Common Shares; provided, that no action by the stockholders may be taken in a manner inconsistent with the Stockholders’ Agreement. Each Common Share will be entitled to participate equally in all dividends payable with respect to the Common Shares and to share ratably, subject to the rights and preferences of the Series Preferred Shares, in all assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, or upon any distribution of the assets of the Company.

FIFTH: Except as set forth in the Stockholders’ Agreement, no holder of shares of the Company of any class will be entitled, as such, as a matter of right, to subscribe to and purchase such additional shares, or securities convertible into or to which there will be attached or appertained any warrants or rights entitling the holders thereof to purchase or subscribe for shares.

SIXTH: The Company is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, in which latter case the majority must consist of the holders of a majority of the Series Preferred Shares, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization will, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of the Company, as the case may be, and also on the Company.

EIGHTH: No director will be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s legal duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitations on personal liability provided herein, will be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article will be prospective only, and will not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

NINTH: A. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts owed under ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subsection B of this Article, the Company will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article will be a contract right and will include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Company may, by action of its Board, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

B. If a claim under subsection A of this Article is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article will not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Charter, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

E. As used in this Article, references to “the Company” include, in addition to the resulting or surviving corporation, any constituent corporation absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, stands in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

F. If this Article or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify each director, officer, employee and agent of the Company as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding and an action by the Company, to the fullest extent permitted by any applicable portion of this Article that has not been invalidated or by any other applicable law.

TENTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized, subject to the provisions of the Stockholders’ Agreement:

To authorize and cause to be executed mortgages and liens upon the real property of the Company;

To set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, or in the bylaws of the Company, will have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it; but no such committee will have the power or authority to amend this Restated Charter, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company’s property and assets, recommend to the stockholders a dissolution of the Company or a revocation of a dissolution, or amend the bylaws of the Company; and unless the resolution or bylaws expressly so provide, no such committee will have the power or authority to declare a dividend or to authorize the issuance of stock; and

When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Company, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist, in whole or in part, of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board deems expedient and for the best interests of the Company.

ELEVENTH: Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Company. Elections of directors need not be by written ballot unless the bylaws of the Company so provide.

TWELFTH: The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

This Eleventh Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Eleventh Amended and Restated Certificate of Incorporation supersedes and replaces the presently existing Tenth Amended and Restated Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, said SynCardia Systems, Inc. has caused this Eleventh Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer, Michael Garippa, this 15th day of September, 2014.

SYNCARDIA SYSTEMS, INC.

By:	/s/ Michael Garippa
Michael Garippa
President and Chief Executive Officer

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